Exhibit (a)(1)(A)
ISSUER REPURCHASE NOTICE
TO HOLDERS OF
3.875% EXCHANGEABLE GUARANTEED NOTES DUE 2026
ISSUED BY
BRANDYWINE OPERATING PARTNERSHIP, L.P.
CUSIP NUMBER: 105340 AG8
     Reference is made to the Indenture, dated as of October 24, 2004, among Brandywine Operating Partnership, L.P. (the “Operating Partnership”), Brandywine Realty Trust (“Brandywine”), and The Bank of New York Mellon (formerly, The Bank of New York), as Trustee, dated as of October 22, 2004, as supplemented by that certain First Supplemental Indenture, dated as of May 25, 2005, that certain Second Supplemental Indenture, dated as of October 4, 2006 (the “Second Supplemental Indenture”), and that certain Third Supplemental Indenture, dated as of April 5, 2011 (as so supplemented, the “Indenture”). Pursuant to Section 2.08 of the Second Supplemental Indenture, each holder (“Holder”) of the 3.875% Exchangeable Guaranteed Notes Due 2026 (the “Notes”) has an option to require the Operating Partnership to purchase its Notes, in whole or in part, in principal amounts of $1,000 or an integral multiple thereof, plus accrued and unpaid interest, if any, in accordance with the terms, procedures and conditions set forth in the Indenture, the Notes and this Issuer Repurchase Notice (the “Issuer Repurchase Notice”), on October 20, 2011 (the “Optional Repurchase Date”).
     NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder, all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, as directed by such Holder, will be purchased by the Operating Partnership for a purchase price in cash equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any (the “Optional Repurchase Price”), upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Issuer Repurchase Notice and the related notice materials, as amended and supplemented from time to time. Pursuant to the terms of the Indenture, Holders may exercise their repurchase option from September 20, 2011 through 5:00 p.m., New York City time, on October 18, 2011 (the “Expiration Date”) which is the second Business Day immediately preceding October 20, 2011 (the “Optional Repurchase Date”). The Operating Partnership will pay the Optional Repurchase Price of $1,019.844 per $1,000 principal amount of Notes, which includes the amount of accrued and unpaid interest on such Notes, as of October 20, 2011. Unless the Operating Partnership defaults in making payment of the Optional Repurchase Price, interest on Notes surrendered for repurchase shall cease to accrue interest on and after the Optional Repurchase Date. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Notes.
To exercise your option to have the Operating Partnership purchase your Notes and to collect payment of the Optional Repurchase Price, you must validly surrender the Notes to the Paying Agent (named below) along with a duly executed repurchase notice in the form attached hereto as Annex A (an “Optional Repurchase Notice”), if applicable, prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”). The Optional Repurchase Price for any Note as to which an Optional Repurchase Notice has been duly given shall be paid on the Optional Repurchase Date.
The Trustee has informed the Operating Partnership that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.
     The Trustee, Paying Agent and Exchange Agent is The Bank of New York Mellon. The address of the Trustee, Paying Agent and Conversion Agent is:
The Bank of New York Mellon
101 Barclay Street — 7 East
Corporate Trust Operations — Reorg Unit

New York, NY 10286
Attention: David Mauer
Phone: (212) 815-3687
Facsimile: (212) 298-1915
     The Paying Agent has notified the Operating Partnership that the Paying Agent may be obligated to withhold a percentage of the repurchase proceeds from any holder of Notes who has failed to furnish the Paying Agent with a valid taxpayer identification number or a certification that such holder is not subject to backup withholding. Holders of Notes who wish to avoid such withholding should submit a completed IRS Form W-9 (or W-8 if applicable) when presenting Notes for repurchase.
The CUSIP number for the Notes has been assigned by the CUSIP Service Bureau and is included solely for the convenience of the holders of the Notes. Neither the Operating Partnership nor the Paying Agent shall be responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness as indicated in this Issuer Repurchase Notice.
Date of Notice: September 7, 2011

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
IMPORTANT INFORMATION CONCERNING THE REPURCHASE OPTION	3
1. Information Concerning the Operating Partnership and Brandywine	3
2. Information Concerning the Notes	4
2.1. The Operating Partnership’s Obligation to Purchase the Notes	4
2.2. Repurchase Price	4
2.3. Source of Funds	5
2.4. Exchange Rights of the Notes	5
2.5. Market for the Notes and Brandywine’s Common Shares	5
2.6. Redemption	6
2.7. Ranking	6
2.8. Dividends	6
3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase	6
3.1. Method of Delivery	6
3.2. Agreement to be Bound by the Terms of the Repurchase Option	6
3.3. Delivery of Notes	7
4. Right of Withdrawal	8
5. Payment for Surrendered Notes	9
6. Notes Acquired	9
7. Plans or Proposals of the Operating Partnership and Brandywine	9
8. Interests of Trustees, Executive Officers and Affiliates of the Operating Partnership in the Notes	10
9. Purchases of Notes by the Operating Partnership, Brandywine and Its Affiliates	10
10. Agreements Involving the Operating Partnership’s Securities	10
11. Material U.S. Federal Income Tax Consequences	10
11.1. Tendering U.S. Holders	11
11.2. Tendering Non-U.S. Holders	12
11.3. Information Reporting and Backup Withholding	14
11.4. Non-Tendering Holders	14
12. Additional Information	14
13. No Solicitations	15
14. Definitions	15
15. Conflicts	15
     No person has been authorized to give any information or to make any representation other than those contained in this Issuer Repurchase Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Issuer Repurchase Notice is accurate as of any date other than the date on the front of this Issuer Repurchase Notice. This Issuer Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Issuer Repurchase Notice shall not under any circumstances create any implication that the information contained in this Issuer Repurchase Notice is current as of any time subsequent to the date of such information. None of the Operating Partnership, Brandywine or Brandywine’s board of trustees or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about your option to have the Operating Partnership purchase your Notes (the “Repurchase Option”). To understand the Repurchase Option fully and for a more complete description of the terms of the Repurchase Option, we urge you to read carefully the remainder of this Issuer Repurchase Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.
     Who is offering to purchase my Notes?
     Brandywine Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership” or “we”), is obligated, at your option, to purchase your validly surrendered 3.875% Exchangeable Guaranteed Notes Due 2026 (the “Notes”), which are fully and unconditionally guaranteed by Brandywine Realty Trust, a Maryland real estate investment trust and the sole general partner of the Operating Partnership (“Brandywine”). (Page 4)
     Why is the Operating Partnership offering to purchase my Notes?
     The right of each holder (the “Holder”) of the Notes to sell and the obligation of the Operating Partnership to purchase such Holder’s Notes pursuant to the Repurchase Option is a term of the Notes under the Indenture, dated as of October 24, 2004, among the Operating Partnership, Brandywine and The Bank of New York Mellon (formerly, The Bank of New York), as Trustee (the “Trustee”), dated as of October 22, 2004, as supplemented by that certain First Supplemental Indenture, dated as of May 25, 2005, that certain Second Supplemental Indenture, dated as of October 4, 2006 (the “Second Supplemental Indenture”), and that certain Third Supplemental Indenture, dated as of April 5, 2011 (as so supplemented, the “Indenture”) and has been a right of Holders from the time the Notes were issued. We are required to repurchase the Notes of any Holder exercising the Repurchase Option pursuant to the terms of the Notes and the Indenture. (Page 4)
     What Notes is the Operating Partnership obligated to purchase?
     We are obligated to purchase all of the Notes validly surrendered, at the option of the Holder. As of September 6, 2011, there was approximately $59.8 million aggregate principal amount of the Notes outstanding. The Notes were issued under the Indenture. (Page 4)
     How much will the Operating Partnership pay and what is the form of payment?
     Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any (the “Optional Repurchase Price”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. (Page 4)
     How will the Operating Partnership fund the purchase of the Notes?
     We intend to use available cash and/or borrowings under our revolving credit facility to fund the purchase of the Notes. (Page 5)
     How can I determine the market value of the Notes?
     There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Operating Partnership’s operating results, the market price and implied volatility of Brandywine’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), into which the Notes are exchangeable at specified times and under specified circumstances and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Repurchase Option. The Common Shares into which the Notes are exchangeable are listed on the New York Stock Exchange (“NYSE”) under the symbol “BDN.” On September 6, 2011, the closing price of the Common Shares on the NYSE was $9.00 per share. (Pages 5-6)

     What does the board of trustees of the Operating Partnership’s general partner think of the Repurchase Option?
     The Operating Partnership is managed by Brandywine, its sole general partner. Consequently, the Operating Partnership does not have its own separate directors or executive officers. The board of trustees of Brandywine has not made any recommendation as to whether you should surrender your Notes for purchase in the Repurchase Option. You should consult your own financial and tax advisor and must make your own decision as to whether to surrender your Notes for purchase in the Repurchase Option and, if so, the amount of Notes to surrender. (Page 5)
     When does the Repurchase Option expire?
     The Repurchase Option expires at 5:00 p.m., New York City time, on Thursday, October 18, 2011 (the “Expiration Date”), which is the second Business Day immediately preceding October 20, 2011 (the “Optional Repurchase Date”). We will not extend the period Holders have to accept the Repurchase Option unless required to do so by federal securities laws. (Page 4)
     What are the conditions to the purchase by the Operating Partnership of the Notes?
     The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice. (Page 4)
     How do I surrender my Notes?
     There are three ways to tender your Notes:
•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to surrender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•	While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Notes pursuant to the Repurchase Option and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to The Bank of New York Mellon (the “Paying Agent”).
     By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent as applicable, you agree to be bound by the terms of the Repurchase Option set forth in this Issuer Repurchase Notice. (Pages 6-8)
     If I surrender my Notes, when will I receive payment for them?
     The Optional Repurchase Price for any Notes with respect to which a valid Repurchase Notice has been delivered and not withdrawn, including through DTC, shall be paid to the Holder on the Optional Repurchase Date. (Page 9)
     Until what time can I withdraw previously surrendered Notes?
     You can withdraw Notes previously surrendered for purchase at any time until 5:00 p.m., New York City time, on October 18, 2011, which is the Expiration Date. (Page 8)

     How do I withdraw previously surrendered Notes?
     To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on October 18, 2011. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 2.08 of the Second Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on October 18, 2011. (Page 8)
     Do I need to do anything if I do not wish to surrender my Notes for purchase?
     No. If you do not surrender your Notes before the expiration of the Repurchase Option, we will not purchase your Notes on the Optional Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Page 4)
     If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?
     No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof. (Page 4)
     If I do not surrender my Notes for purchase, will I continue to be able to exercise my exchange rights?
     Yes. If you do not surrender your Notes for purchase, your exchange rights will not be affected. You will continue to have the right to exchange each $1,000 principal amount of Notes into Common Shares, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Notes are exchangeable prior to the close of business on October 13, 2026, which is the second Business Day preceding the stated maturity of the Notes, either (1) at any time on or after October 15, 2025 or (2) upon the occurrence of certain events specified in the Second Supplemental Indenture. (Page 5)
     Will the receipt of cash in exchange for Notes pursuant to the Repurchase Option be a taxable transaction for U.S. federal income tax purposes?
     Yes. The receipt of cash in exchange for Notes pursuant to the Repurchase Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 10-14)
     Who is the Paying Agent?
     The Bank of New York Mellon, the Trustee under the Indenture, is serving as Paying Agent in connection with the Repurchase Option. Its address and telephone number are set forth on the front cover page of this Issuer Repurchase Notice.
     Who can I talk to if I have questions about the Repurchase Option?
     Questions and requests for assistance in connection with the surrender of Notes for purchase in the Repurchase Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Issuer Repurchase Notice.
IMPORTANT INFORMATION CONCERNING THE REPURCHASE OPTION
     1. Information Concerning the Operating Partnership and Brandywine. The Operating Partnership is obligated to purchase the Notes, which are fully and unconditionally guaranteed by Brandywine, at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Notes. The

Notes are exchangeable into Common Shares of Brandywine, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.
     Brandywine is a self-administered and self-managed real estate investment trust, or REIT, that is active in acquiring, developing, redeveloping, leasing and managing office and industrial properties. Brandywine owns its assets and conducts its operations through the Operating Partnership. Brandywine controls the Operating Partnership as its sole general partner and, as of June 30, 2011, owned an approximately 93.2% interest in the Operating Partnership.
     As of June 30, 2011, the Operating Partnership owned 209 office properties, 20 industrial facilities and six mixed-use properties. As a result, as of June 30, 2011, the Operating Partnership owned and consolidated 234 properties with an aggregate of approximately 25.7 million net rentable square feet. As of June 30, 2011, the Operating Partnership owned economic interests in 16 unconsolidated real estate ventures that own properties containing approximately 6.1 million net rentable square feet. In addition, as of June 30, 2011, the Operating Partnership owned approximately 511 acres of undeveloped land. The Operating Partnership’s properties and the properties owned by its real estate ventures are located in and surrounding Philadelphia, Pennsylvania, Metropolitan Washington, D.C., Southern and Central New Jersey, Richmond, Virginia, Wilmington, Delaware, Austin, Texas and Oakland, Concord, Carlsbad and Rancho Bernardo, California.
     Brandywine was organized and commenced operations in 1986 as a Maryland REIT. The Operating Partnership was formed and commenced operations in 1996 as a Delaware limited partnership.
     Our principal executive offices are located at 555 East Lancaster Avenue, Radnor, Pennsylvania 19087, and our telephone number is (610) 325-5600.
     2. Information Concerning the Notes. The Notes were issued under the Second Supplemental Indenture. The Notes mature on October 15, 2026.
          2.1. The Operating Partnership’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, the Operating Partnership is obligated to purchase all Notes validly surrendered for purchase and not withdrawn, at the Holder’s option, on October 20, 2011, the Optional Repurchase Date. This Repurchase Option will expire at 5:00 p.m., New York City time, on Thursday, October 18, 2011, the Expiration Date, which is the second Business Day immediately preceding the Optional Repurchase Date. The Indenture does not provide us the right to extend the period Holders have to accept the Repurchase Option. Nonetheless, if we make any change to this Repurchase Option which we determine constitutes a material change, or if we waive a material condition to this Repurchase Option, we will promptly disclose the change or waiver in a supplement to this Issuer Repurchase Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Optional Repurchase Date for a period of five to ten Business Days, depending on the significance of the change or waiver, if the Repurchase Option would otherwise expire during the five to ten Business Day period following the change or waiver. The purchase by the Operating Partnership of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice.
     If any Notes remain outstanding following the expiration of the Repurchase Option, and if the Notes are not otherwise redeemed or exchanged after such date, the Operating Partnership will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on October 15, 2016 and October 15, 2021 at a purchase price equal to 100% of the principal amount of the Notes plus the amount of accrued and unpaid interest thereon to the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes.
          2.2. Repurchase Price. Pursuant to the Notes, the repurchase price to be paid by the Operating Partnership for the Notes on the Optional Repurchase Date is the Repurchase Price. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on October 18, 2011. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Shares. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Optional Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Shares before making a decision whether to surrender their Notes for purchase.
     None of the Operating Partnership, Brandywine or its board of trustees or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Issuer Repurchase Notice. Each Holder should consult its own financial and tax advisors and must make such Holder’s own decision whether to surrender such Holder’s Notes for purchase and, if so, the principal amount of Notes to surrender based on such Holder’s assessment of the current market value of the Notes and the Common Shares of and other relevant factors.
          2.3. Source of Funds. In the event any Notes are surrendered and accepted for payment, we intend to use available cash and/or borrowings under our $600.0 million unsecured revolving credit facility (the “Credit Facility”) to pay the Repurchase Price for such Notes. The per annum variable interest rate on the outstanding balances under the Credit Facility is LIBOR plus 0.725%. The interest rate and facility fee are subject to adjustment upon a change in our unsecured debt ratings. The maturity date of the Credit Facility is June 29, 2012.
     We have no current plans or arrangements to fund the repayment of borrowings under our revolving credit facility that we will use to pay the Repurchase Price in the event any Notes are surrendered and accepted for payment. In the past, we have temporarily repaid borrowings under our revolving credit facility with net proceeds from debt and equity offerings, among other things.
          2.4. Exchange Rights of the Notes. Holders that do not surrender their Notes for purchase pursuant to the Repurchase Option will maintain the right to exchange their Notes into Common Shares, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Notes are exchangeable prior to the close of business on October 13, 2026, which is the second Business Day preceding the stated maturity of the Notes, either (1) at any time on or after October 15, 2025 or (2) upon the occurrence of certain events specified in the Second Supplemental Indenture.
          2.5. Market for the Notes and Brandywine’s Common Shares. There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, Brandywine’s operating results, the market price and implied volatility of the Common Shares and the market for similar securities. As of September 6, 2011, there was approximately $59.8 million aggregate principal amount of the Notes outstanding.
     The Common Shares into which the Notes are exchangeable at specified times and under specified circumstances are listed on the NYSE under the symbol “BDN.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Shares as reported on the NYSE:

	High	Low
2009

First Quarter	$7.36	$2.52
Second Quarter	$7.45	$2.91
Third Quarter	$11.46	$6.61
Fourth Quarter	$11.85	$9.48
2010

First Quarter	$12.90	$10.29
Second Quarter	$13.36	$10.75
Third Quarter	$12.62	$10.00
Fourth Quarter	$12.99	$10.22
2011

First Quarter	$12.32	$11.09
Second Quarter	$12.76	$11.06
Third Quarter (through September 6, 2011)	$12.34	$8.46

On September 6, 2011, the closing price of the Common Shares on the NYSE was $9.00 per share. As of September 6, 2011, there were approximately 135,579,643 Common Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Shares before making any decision to surrender your Notes pursuant to the Repurchase Option.
          2.6. Redemption. Beginning October 20, 2011, the Notes are redeemable for cash at any time at the option of the Operating Partnership.
          2.7. Ranking. The Notes are unsecured obligations of the Operating Partnership and rank equally in right of payment with all of the Operating Partnership’s other unsecured and unsubordinated indebtedness, and are effectively subordinated in right of payment to the Operating Partnership’s secured indebtedness and to indebtedness and other liabilities of the Operating Partnership’s subsidiaries.
          2.8. Dividends. The Holders of Notes are not entitled to dividends.
     3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender, and do not withdraw, the Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.
          3.1. Method of Delivery. The Trustee has informed the Operating Partnership that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute a Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.
          3.2. Agreement to be Bound by the Terms of the Repurchase Option. By surrendering your Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:
•	such Notes shall be purchased as of the Optional Repurchase Date pursuant to the terms and conditions set forth in this Issuer Repurchase Notice;

•	you agree to all of the terms of this Issuer Repurchase Notice;

•	you have received this Issuer Repurchase Notice and acknowledge that this Issuer Repurchase Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Issuer Repurchase Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Operating Partnership all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Operating Partnership, Brandywine and their respective trustees, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Operating Partnership, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Operating Partnership, except as agent for the Operating Partnership, for the Repurchase Price of any surrendered Notes that are purchased by the Operating Partnership), all in accordance with the terms set forth in this Issuer Repurchase Notice;

•	you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Operating Partnership, the Operating Partnership will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from the Operating Partnership, to execute and deliver any additional documents deemed by the Paying Agent or the Operating Partnership to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	you understand that all Notes properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on October 18, 2011 will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time;

•	payment for Notes purchased pursuant to this Issuer Repurchase Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Operating Partnership and transmitting such payments to such Holders;

•	surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Repurchase Notice at any time prior to 5:00 p.m., New York City time, on October 18, 2011;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Repurchase Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Operating Partnership; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Issuer Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Operating Partnership, in its sole direction, which determination shall be final and binding on all parties.
          3.3. Delivery of Notes
     Notes Held Through a Custodian. If you wish to tender Notes pursuant to this Issuer Repurchase Notice and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Operating Partnership will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

     Notes in Global Form. If you are a DTC participant who wishes to tender Notes pursuant to this Issuer Repurchase Notice, you must surrender to the Operating Partnership your beneficial interest in the Notes by:
•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.
     In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Repurchase Option, including those set forth in Section 3.2 above.
     Notes Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.
     All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Operating Partnership of the authority of such person so to act must be submitted.
     You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.
4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on October 18, 2011, which is the second Business Day immediately preceding the Optional Repurchase Date. In order to withdraw Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on October 18, 2011. Notes withdrawn from the Repurchase Option may be resurrendered by following the surrender procedures described in Section 3 above.
     This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on October 18, 2011. The withdrawal notice must:
•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to the Operating Partnership that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

     In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 2.08 of the Section Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on October 18, 2011.
     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
     You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on October 18, 2011.
     5. Payment for Surrendered Notes. The Optional Repurchase Price for any Notes with respect to which a valid Repurchase Notice has been delivered and not withdrawn, including through DTC, shall be paid to the Holder on the Optional Repurchase Date.
     The total amount of funds required by us to purchase all of the Notes is approximately $61.0 million (assuming all of the Notes are validly surrendered for purchase and accepted for payment).
     6. Notes Acquired. Any Notes purchased by us pursuant to the Repurchase Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.
     7. Plans or Proposals of the Operating Partnership and Brandywine. Except as publicly disclosed on or prior to the date of this Issuer Repurchase Notice, neither the Operating Partnership nor Brandywine currently has any plans which would be material to a Holder’s decision to surrender Notes for purchase in the Repurchase Option, which relate to or which would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Operating Partnership, Brandywine or any of their subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Operating Partnership, Brandywine or any of their subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Operating Partnership or Brandywine;

•	any change in the present board of trustees or management of the Operating Partnership or Brandywine, including, but not limited to, any plans or proposals to change the number or the term of trustees or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Operating Partnership or Brandywine;

•	any class of equity securities of Brandywine to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Operating Partnership or Brandywine becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Operating Partnership or Brandywine to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Operating Partnership or Brandywine or the disposition of securities of the Operating Partnership or Brandywine; or

•	any changes in the declaration of trust, certificate of limited partnership, bylaws, limited partnership agreement or other governing instruments of the Operating Partnership or Brandywine or other actions that could impede the acquisition of control of the Operating Partnership or Brandywine.
     8. Interests of Trustees, Executive Officers and Affiliates of the Operating Partnership in the Notes. The Operating Partnership is managed by Brandywine, its sole general partner. Consequently, the Operating Partnership does not have its own separate directors or executive officers. Except as otherwise disclosed below, based on a reasonable inquiry by the Operating Partnership and Brandywine:
•	none of the Operating Partnership, Brandywine nor their executive officers, trustees, subsidiaries or other affiliates beneficially owns any Notes;

•	neither the Operating Partnership nor Brandywine will purchase any Notes from their executive officers, trustees, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Issuer Repurchase Notice, none of such officers, trustees or affiliates has engaged in any transactions in the Notes.
     A list of the trustees and executive officers of Brandywine is attached to this Issuer Repurchase Notice as Annex C.
     9. Purchases of Notes by the Operating Partnership, Brandywine and Its Affiliates. Each of the Operating Partnership, Brandywine and their affiliates, including Brandywine’s executive officers and trustees, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Repurchase Option, as well as below, until at least the tenth Business Day after the Optional Repurchase Date. Following such time, if any Notes remain outstanding, the Operating Partnership and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Notes after the Repurchase Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Repurchase Option, the market price of the Common Shares, the business and financial position of the Operating Partnership and general economic and market conditions.
     10. Agreements Involving the Operating Partnership’s Securities. The Operating Partnership has entered into the following agreements relating to the Notes:
•	the Indenture; and

•	the Registration Rights Agreement, dated as of October 4, 2006, among Brandywine, the Operating Partnership and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Lehman Brothers Inc.
     All agreements involving other securities issued by the Operating Partnership are described in detail in the documents incorporated by reference into this Issuer Repurchase Notice, and no provisions in such agreements are material to the Repurchase Option or the Notes.
     11. Material U.S. Federal Income Tax Consequences.
     The following is a general discussion of certain material U.S. federal income tax considerations relating to Holders of the Notes with respect to the Repurchase Option. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and partnerships and other pass-through entities. In addition, this discussion does not address state, local or non-U.S. tax considerations with respect to the Repurchase Option or U.S. federal tax considerations other than income taxation. This summary assumes that U.S. Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).
     This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Operating Partnership has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.
     For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.
     For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note that is an individual, a corporation (or other entity treated as such) or an estate or a trust that is not a U.S. Holder.
     If a partnership holds a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors.
          11.1. Tendering U.S. Holders
     Sale of a Note Pursuant to the Repurchase Option. The receipt of cash by a U.S. Holder in exchange for a Note pursuant to the Repurchase Option will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Note generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Note (other than any amount allocable to accrued but unpaid interest on the Note, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the cost of the Note, increased by market discount, if any, previously included in the U.S. Holder’s income, and reduced (but not below zero) by any payments received on the Note, other than payments of stated interest, and by any amortizable bond premium that an electing U.S. Holder has previously used to offset stated interest. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition over the sum of all amounts payable on the Note after the purchase date other than payments of stated interest. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder tendering a Note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of the sale. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize a loss in excess of certain thresholds may be required to disclose the loss on their tax returns in compliance with the rules for “reportable transactions” unless an exception applies. U.S. Holders should consult their tax advisors with respect to the “reportable transaction” rules.
     Accrued But Unpaid Interest. Amounts received by a U.S. Holder in respect of accrued and unpaid interest on a Note generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

     Market Discount. A Note has “market discount” if its stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by the U.S. Holder with respect to a Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the market discount accrued during the period the Note was held by such U.S. Holder. This rule will not apply to a U.S. Holder who previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method.
          11.2. Tendering Non-U.S. Holders
     The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and no attempt will be made to provide more than a brief summary of such rules. Non-U.S. Holders should consult their own tax advisors to determine the effect of U.S. federal, state, local and non-U.S. tax laws, as well as tax treaties, with regard to a sale of the Notes pursuant to the Repurchase Option.
     Sale of a Note Pursuant to the Repurchase Option. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale of the Notes pursuant to the Repurchase Option unless:
•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if a tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which the gain is attributable;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•	the Notes constitute a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act, or FIRPTA.
     A Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Holder were a U.S. Holder, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the Holder is not considered a resident of the United States.
     In the event a Note constitutes a USRPI as described in the third bullet point above, any gain recognized on the purchase of Notes pursuant to the Repurchase Option will be subject to tax in the same manner as an investment described in the first bullet point above, and amounts received with respect to the Notes may be subject to withholding tax at a 10% rate.
     Under FIRPTA, notes generally will be treated as USRPIs if they are exchangeable for interests in shares of a domestic corporation and the majority of the domestic corporation’s assets consist of interest in U.S. real property, as is expected to the case with Brandywine Realty Trust. However, although the law is not entirely clear, Notes held by a Non-U.S. Holder may be exempt from treatment as a USRPI under FIRPTA if:
          (i) Brandywine is a domestically controlled qualified investment entity, or
          (ii) Brandywine’s Common Shares are regularly traded on an established securities market, and
(A)	if the Notes are regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not owned more than 5% of the total fair market value of the Notes at any time during the five-year period ending on the Optional Repurchase Date, or

(B)	if the Notes are not regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not, at the time it acquires the Notes and at certain other times described in the applicable Treasury Regulations, directly or indirectly held Notes (and in certain cases other direct or indirect interests in Brandywine’s common shares) that had a fair market value in excess of 5% of the fair market value of the regularly traded class of Brandywine’s shares with the lowest fair market value.
     Brandywine will be a domestically controlled qualified investment entity if at all times during a specified testing period it is a REIT and less than 50% in value of its shares are and have been held directly or indirectly by non-U.S. persons. Brandywine believes that it currently is a domestically controlled qualified investment entity. However, because the common shares of beneficial interest are publicly traded, there can be no assurance that it is qualified or will continue to qualify as a domestically controlled qualified investment entity. Furthermore, while Brandywine’s common shares of beneficial interest are currently regularly traded on an established securities market, there can be no assurance that it will continue to be so traded in the future.
     Although the application of the above exceptions from FIRPTA to the Notes is not entirely clear, based on the law, facts and circumstances as they currently exist, we currently intend to take the position that the Notes will not constitute USRPIs as of the Optional Repurchase Date. It is possible that the IRS could disagree with the position that Brandywine is a domestically controlled qualified investment entity, in which case, unless the exception regarding regularly traded shares described above applies, any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon the purchase of the Notes pursuant to the Repurchase Option and could be liable for interest and penalties if the Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due.
     Non-U.S. Holders are urged to consult their tax advisors as to whether the purchase of the Notes pursuant to the Repurchase Option is exempt from U.S. federal income tax under FIRPTA.
     Accrued But Unpaid Interest. Any amount received by a Non-U.S. Holder pursuant to the Repurchase Option that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that:
•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in our capital or profits;

•	the Holder is not a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; and

•	we have or our paying agent has received appropriate documentation (generally, an IRS Form W-8BEN) establishing that the Holder is not a U.S. person.
     If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued interest under the preceding paragraph and the interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, such interest is not attributable to a U.S. permanent establishment), such interest generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty.
     If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and if, under an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which the interest is attributable), then, although exempt from U.S. withholding tax (provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI), the Non-U.S. Holder generally will be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a non-U.S. corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

          11.3. Information Reporting and Backup Withholding
     A U.S. Holder whose Notes are tendered and accepted for payment pursuant to the Repurchase Option may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Note unless the U.S. Holder provides us with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.
     In general, information reporting and backup withholding will not apply to the sale of Notes by a Non-U.S. Holder pursuant to the Repurchase Option, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN). However, information reporting (but not backup withholding) may apply to any portion of the proceeds attributable to accrued interest, even if the accrued interest is not subject to U.S. tax because of a treaty or Code exception.
          11.4. Non-Tendering Holders
     A Holder whose Notes are not purchased by us pursuant to the Repurchase Option will not incur any U.S. federal income tax liability as a result of the consummation of the Repurchase Option.
     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PUT OPTION.
     12. Additional Information. The Operating Partnership is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.
     The Operating Partnership and Brandywine have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
     The documents listed below (as such documents may be amended from time to time) contain important information about the Operating Partnership, Brandywine and their financial condition, and we incorporate by reference such documents herein:
•	Annual Report on Form 10-K of Brandywine Realty Trust for the fiscal year ended December 31, 2010;

•	Annual Report on Form 10-K of Brandywine Operating Partnership, L.P. for the fiscal year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q of Brandywine Realty Trust for the periods ended March 31, 2011 and June 30, 2011;

•	Quarterly Reports on Form 10-Q of Brandywine Operating Partnership, L.P. for the periods ended March 31, 2011 and June 30, 2011;

•	Current Reports on Form 8-K of Brandywine Realty Trust filed on March 1, 2011, March 8, 2011, March 22, 2011, April 1, 2011, April 5, 2011, May 24, 2011, June 2, 2011 and June 3, 2011;

•	Current Reports on Form 8-K of Brandywine Operating Partnership, L.P. filed on March 1, 2011, March 8, 2011, March 22, 2011, April 1, 2011, April 5, 2011, June 2, 2011 and June 3, 2011;

•	Registration Statements on Form 8-A of Brandywine Realty Trust filed on October 14, 1997, December 29, 2003 and February 5, 2004; and

•	All documents filed by either Brandywine Realty Trust or Brandywine Operating Partnership, L.P. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this Issuer Repurchase Notice and prior to the Optional Repurchase Date (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).
     In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.
     Notwithstanding the foregoing, the Schedule TO to which this Issuer Repurchase Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Issuer Repurchase Notice, we will amend the Schedule TO accordingly.
     13. No Solicitations. The Operating Partnership has not employed any persons to make solicitations or recommendations in connection with the Repurchase Option.
     14. Definitions. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Notes.
     15. Conflicts. In the event of any conflict between this Issuer Repurchase Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.
None of the Operating Partnership, Brandywine or its board of trustees or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Notes for purchase and, if so, the principal amount of Notes to surrender based on their own assessment of the current market value and other relevant factors.
BRANDYWINE OPERATING PARTNERSHIP, L.P.
BRANDYWINE REALTY TRUST

ANNEX A
FORM OF OPTIONAL REPURCHASE NOTICE

TO: BRANDYWINE OPERATING PARTNERSHIP, L.P. THE BANK OF NEW YORK MELLON
The undersigned registered Holder of the Note designated below hereby irrevocably acknowledges receipt of a notice from Brandywine Operating Partnership, L.P. (the “Issuer”) regarding the right of Holders to elect to require the Issuer to repurchase their Notes and requests and instructs the Issuer to repay the entire principal amount of such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of October 24, 2004, among the Issuer, Brandywine Realty Trust, and The Bank of New York Mellon (formerly, The Bank of New York), as Trustee, dated as of October 22, 2004, as supplemented by that certain First Supplemental Indenture, dated as of May 25, 2005, that certain Second Supplemental Indenture, dated as of October 4, 2006, and that certain Third Supplemental Indenture, dated as of April 5, 2011 (as so supplemented, the “Indenture”), at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, October 20, 2011 (the “Optional Repurchase Date”), to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Issuer as of the Optional Repurchase Date, pursuant to the terms and conditions specified in the Indenture, the Notes and the Issuer Repurchase Notice.
NOTICE: The signature below of the Holder of the Note designated below must correspond with the name as written upon the face of such Note in every particular without alteration or enlargement or any change whatsoever.
Name of Holder:____________________________________________
Note Certificate Number (if applicable):___________________________
Principal amount to be repurchased
(if less than all, must be in integral multiples of $1,000):_______________
Social Security or Other Taxpayer Identification Number:______________
Dated:_________________

Signature(s)

Signature(s) must be guaranteed by an “eligible Brandywine institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX B
FORM OF NOTICE OF WITHDRAWAL

TO: BRANDYWINE OPERATING PARTNERSHIP, L.P. THE BANK OF NEW YORK MELLON
The undersigned registered owner of the Note designated below hereby withdraws its election to require Brandywine Operating Partnership, L.P. (the “Issuer”) to repurchase such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the of the Indenture, dated as of October 24, 2004, among the Issuer, Brandywine Realty Trust, and The Bank of New York Mellon (formerly, The Bank of New York), as Trustee, dated as of October 22, 2004, as supplemented by that certain First Supplemental Indenture, dated as of May 25, 2005, that certain Second Supplemental Indenture, dated as of October 4, 2006, and that certain Third Supplemental Indenture, dated as of April 5, 2011 (as so supplemented, the “Indenture”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.
Name of Holder:_______________________________________________________________
Note Certificate Number (if applicable):______________________________________________
Principal amount subject to withdrawal
(if less than all, must be in integral multiples of $1,000):___________________________________
Principal amount remaining subject to the Optional Repurchase Notice
(if less than all, must be in integral multiples of $1,000):___________________________________
Social Security or Other Taxpayer Identification Number:;_________________________________
Dated:_________________

Signature(s)

Signature(s) must be guaranteed by an “eligible Brandywine institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX C
BOARD OF TRUSTEES AND EXECUTIVE OFFICERS
The following tables set forth the names of each member of Brandywine Realty Trust’s board of trustees and executive officers:
Board of Trustees

Name	Title
Gerard H. Sweeney	President, Chief Executive Officer and Trustee
Walter D’Alessio	Trustee
D. Pike Aloian	Trustee
James C. Diggs	Trustee
Wyche Fowler	Trustee
Michael J. Joyce	Trustee
Anthony A. Nichols, Sr.	Trustee
Charles P. Pizzi	Trustee
Executive Officers

Name	Title
H. Jeffrey DeVuono	Executive Vice President and Senior Managing Director
Brad A. Molotsky	Executive Vice President, General Counsel and Secretary
Howard M. Sipzner	Executive Vice President and Chief Financial Officer
George D. Sowa	Executive Vice President and Senior Managing Director
Robert K. Wiberg	Executive Vice President and Senior Managing Director
Thomas E. Wirth	Executive Vice President, Portfolio Management and Investments
George D. Johnstone	Senior Vice President, Operations and Asset Management
Gabriel J. Mainardi	Vice President, Chief Accounting Officer and Treasurer
     The business address of each person set forth above is c/o Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087 and the telephone number is (610) 325-5600